EXHIBIT 99.1

For Immediate Release
Domino’s Pizza to Modify Accounting Treatment for Leases

ANN ARBOR, Michigan, February 2, 2005: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced a modification in its accounting for lease expense. The Company recently undertook a comprehensive review of its accounting practices for leases, as a result of the recent changes announced by other companies in the restaurant industry related to lease accounting policies. This accounting adjustment will result in an acceleration of rent expense under certain leases that contain fixed escalations in rental payments. The Company currently estimates that the cumulative rent expense adjustment relating to this matter will be approximately $2.8 million (or 3 cents per diluted share for full year 2004) and will be recognized in the fourth quarter of 2004. The resulting adjustment will be reported as part of the Company’s previously scheduled 2004 earnings release and conference call on February 22, 2005.

This accounting adjustment does not affect the Company’s historical or future cash flows or the timing or amounts of rental payments. Additionally, the Company does not anticipate that this accounting adjustment will materially affect the Company’s previously reported statements of income or balance sheets.

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,603 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $4.2 billion in 2003. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations –

Domino’s Pizza, Inc. (734) 930 – 3008, or liddlel@dominos.com

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